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[INTEGRATED INFORMATION SYSTEMS LETTERHEAD]



FOR IMMEDIATE RELEASE
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                      INTEGRATED INFORMATION SYSTEMS, INC.
                      ANNOUNCES APPEAL OF NASDAQ DELISTING

Tempe, AZ (August 21, 2002) - Integrated Information Systems, Inc. ("IIS") (Nasdaq: IISX), an innovative technology and business consultancy, announced that, on August 21, 2002, it filed an appeal and requested a hearing before a Nasdaq Listing Qualifications Panel to review the Nasdaq Staff's Determination to delist IIS' common stock. As announced on August 14, 2002, Nasdaq notified IIS that it had not regained compliance with the minimum bid price per share requirement. Under Nasdaq Marketplace Rules, the hearing request will stay the delisting of IIS' common stock pending the Panel's decision. There can be no assurance that the Listing Qualifications Panel will grant IIS' request for continued listing on The Nasdaq SmallCap Market.

ABOUT IIS

Integrated Information Systems(TM) is an innovative technology and business consultancy specializing in providing fully integrated and secure extended enterprise solutions. For companies who seek measurable results by delivering accurate, timely and secure information to their employees, customers, partners and suppliers, IIS offers cost-conscious, profit-minded solutions across the entire value chain with single provider accountability.

Founded in 1989, IIS employs approximately 210 professionals, with offices in Bangalore, India; Boston; Denver; Madison; Milwaukee; Phoenix; and Portland, Oregon. Integrated Information Systems' common stock is traded on Nasdaq under IISX.

For more information on Integrated Information Systems, please visit our web site: WWW.IIS.COM.

CONTACTS:
Bill Mahan
Chief Financial Officer
Integrated Information Systems, Inc.
(480) 317-8997

CAUTIONARY STATEMENT

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "may," "anticipate," "intend," "would," "will," "plan," "believe," "should," and similar expressions identify forward- looking statements. Forward-looking statements in this press release include statements concerning the company's ability to maintain a listing on The Nasdaq SmallCap Market. These forward-looking statements involve a number of risks and uncertainties which could cause actual events to differ materially from those indicated by such forward-looking statements, could cause the company's stock to be delisted and could cause the company's stock price to decline. Such factors include, without limitation, the success of the appeal to a Nasdaq Listing Qualifications Panel, our ability to reach settlements with lessors of vacated facilities and equipment and raise financing to fund the settlements, our ability to execute on our business plan and other factors identified in documents filed by IIS with the Securities and Exchange Commission and in other public statements, including those set forth under the caption "Factors That May Affect Future Results and Our Stock Price" in the company's Form 10-K for the year ended 12/31/01 and its Form 10-Q for the period ended 6/30/02.

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